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                                                                     EXHIBIT 5.1




November 12, 1997



Board of Directors of
EFTC Corporation
9351 Grant Street
Denver, Colorado 80229


Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by EFTC Corporation, a Colorado corporation (the "Company"), for the purpose of registering 4,600,000 shares of Common Stock (the "Shares") under the Securities Act of 1933.

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Shares, when sold and delivered by the Company, as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,


Holme Roberts & Owen LLP




By: /S./ Francis R. Wheeler
   -----------------------------
   Partner